Date: February 6, 2020

News Release – Investor Update

Parks! America, Inc. Reports Q1 Fiscal 2020 Results

•Q1 F20 park attendance levels increase 5.7%
•Q1 F20 attendance based sales total $983,408
•Q1 F20 net loss increases by $73,668

PINE MOUNTAIN, Georgia, February 6, 2020 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its first fiscal quarter ended December 29, 2019.

First Quarter Fiscal 2019 Highlights

Total net sales for the first fiscal quarter ended December 29, 2019 were $995,485, a decrease of $21,214, compared to $1,016,699 for the prior year first fiscal quarter ended December 30, 2018. Park attendance based net sales were $983,408, resulting in a decrease of $1,303 or 0.1%, while animal sales decreased by $19,911.

The Company reported a net loss of $89,151 for the first fiscal quarter ended December 29, 2019 compared to a net loss of $15,483 for the prior year first fiscal quarter ended December 30, 2018, resulting in an increase of $73,668. The increase in the Company’s net loss during the first quarter of its 2020 fiscal year is primarily attributable to higher legal and professional fee spending, lower animal sales, and higher cost of sales, partially offset by an increase in the income tax benefit.

“Park attendance levels increased 5.7% in the quarter, while overall attendance based revenues were essentially flat, primarily reflecting strong sales of advance admissions sold to guests online, for which we offer a discount,” commented Dale Van Voorhis, Chairman & CEO. “As is normal for this time of year, we are in preparation for the upcoming busy season, which historically begins in the latter half of March.”

Balance Sheet and Liquidity

The Company had working capital of $3.28 million as of December 29, 2019, compared to working capital of $2.40 million as of December 30, 2018. The Company’s debt to equity ratio was 0.15 to 1.0 as of December 29, 2019, compared to 0.19 to 1.0 as of December 30, 2018.

“We are continuing our due diligence with respect to the non-binding letter of intent we announced on January 16, 2020, to acquire substantially all the assets of Aggieland Safari, Inc. (“Aggieland”), noted Mr. Van Voorhis. “We anticipate obtaining debt financing of $5.0 to $5.5 million to fund roughly two-thirds of Aggieland purchase price of $7.5 million plus associated transaction costs. We believe this level of financing is reasonable for the Company as a whole and is justified by this acquisition opportunity. While a number of aspects of this proposed acquisition remain to be completed, we continue to be excited about bringing Aggieland into our family of wild animal safari parks.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 29, 2019, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019.

Contact:Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months Ended December 29, 2019 and December 30, 2018

	For the three months ended
	December 29, 2019	December 30, 2018
Net sales	$983,408	$984,711
Sale of animals	12,077	31,988
Total net sales	995,485	1,016,699

Cost of sales	126,860	117,333
Selling, general and administrative	851,217	782,532
Depreciation and amortization	117,500	115,199
Income (loss) from operations	(100,092)	1,635

Other income (expense), net	7,962	6,980
Interest expense	(17,721)	(19,598)
Loss before income taxes	(109,851)	(10,983)

Income tax provision	(20,700)	4,500
Net loss	$(89,151)	$(15,483)

Income per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	74,821	74,721

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of December 29, 2019, September 29, 2019 and December 30, 2018

	December 29, 2019	September 29, 2019	December 30, 2018
ASSETS
Cash	$3,547,549	$3,787,815	$2,418,860
Inventory	223,201	195,201	273,904
Prepaid expenses	222,352	147,529	150,697
Total current assets	3,993,102	4,130,545	2,843,461

Property and equipment, net	6,645,420	6,620,405	6,689,898
Intangible assets, net	400	600	1,200
Other assets	11,786	11,786	12,050
Total assets	$10,650,708	$10,763,336	$9,546,609

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$41,353	$96,270	$16,309
Other current liabilities	465,935	384,160	230,889
Current portion of long-term debt, net	207,055	204,355	198,378
Total current liabilities	714,343	684,785	445,576

Long-term debt, net	1,100,978	1,154,013	1,307,016
Total liabilities	1,815,321	1,838,798	1,752,592

Stockholders’ equity
Common stock	74,821	74,821	74,721
Capital in excess of par	4,855,516	4,855,516	4,837,116
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	3,908,300	3,997,451	2,885,430
Total stockholders’ equity	8,835,387	8,924,538	7,794,017
Total liabilities and stockholders’ equity	$10,650,708	$10,763,336	$9,546,609